October 30, 2013

Dear Christopher,

We are pleased to offer you a position with Extreme Networks (the “Company”) as chief operating officer, reporting directly to the CEO, effective November 1, 2013.

Should you decide to join us, you will receive a semi-monthly salary of $18,750 (which equals $450,000.00 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures.

You will be eligible to participate in a sales incentive plan (the “Plan”) with targeted annual earnings of $450,000 (less applicable taxes and withholdings) at 100% quota achievement. All commissions and bonuses earned will be paid in accordance with the Plan and are based on active employment status with the Company. The Company retains the right to change or amend the Plan at any time.

You have received equity including stock options and RSUs as part of your employment as CEO of Enterasys. As is the case with all employees of Enterasys, the Company will assume all of your outstanding equity awards upon the close of the acquisition. Your equity awards are also subject to the terms of our Executive Change in Control Severance Plan. Per the 2013 Enterasys Equity Plan assumed by Extreme, all vesting under any Option or Restricted Stock grants offered hereunder will be subject to your continued service with the Company at the time of vesting. You may exercise any Options no later than the ninetieth day following the cessation of your service to the Company.
If your employment is terminated by the Company other than for Cause or by you for Good Reason, in either case prior to a Change in Control or more than 12 months following a Change in Control, you will be entitled to receive the following: (i) your Accrued Compensation, (ii) a severance payment equal to 12 months of your salary as of your date of termination, (iii) a payment equal to the pro rata portion of your target bonus through your date of termination (provided Board approved performance targets were achieved in the quarter immediately preceding your termination), (iv) acceleration of 12 months of vesting of any then-outstanding equity awards, other than any performance option, if any, to the extent it was not performance earned prior to such termination, or other performance based awards (except as may be set forth in any future grants awarded), and (v) Company’s payment of 100% of the premiums necessary to continue your group health care coverage for a period of 12 months following your termination date pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) so long as you elect COBRA and remain eligible during this period, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable lump sum payment in an amount equal to 12 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage and which you may, but are not obligated to, use toward the cost of COBRA continuation coverage premiums (items (ii) through (v) hereinafter referred to as the “Severance”). Receipt of the Severance shall be conditioned in its entirety upon your execution of a release of claims and shall contain a mutual non-disparagement clause in the form set forth as Exhibit A hereto (the “Release”). Your Release must be executed and become irrevocable within 60 days of your termination. The severance payment equal to 12 months of your salary, and if applicable, the lump-sum payment for your continued health benefits, shall be paid out in a lump sum on the first Business Day after the 60th day following your termination, and the payment equal to the pro rata portion of your target bonus through your date of termination shall occur no later than the 15th day of the third month following the end of the fiscal year in which your termination occurs and when other target bonuses are generally paid.
If, however, your employment is terminated by Company other than for Cause or by you for Good Reason within 12 months following a Change in Control, in lieu of the Severance referenced above, you shall be eligible to receive the following enhanced severance payments and benefits as set forth in the Company’s Executive Change in Control Severance Plan amended and restated August 7, 2008, a copy of which you acknowledge has been provided to you herewith, and summarized as follows: (i) your Accrued Compensation, (ii) a severance payment equal to 12 months of your base salary, (iii) payment of 100% of your target bonus, (iv) Company’s payment of 100% of the premiums necessary to continue your group health care coverage for a period of 12 months following your termination date pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) so long as you elect COBRA and remain eligible during this period, provided that if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable lump sum payment in an amount equal to 12 months of such continued health benefits, which payment shall be made regardless of whether you elect COBRA continuation coverage and which you may, but are not obligated to, use toward the cost of COBRA continuation coverage premiums, and (v) acceleration of 100% of all then-outstanding equity awards, including only those shares underlying the performance option, if any, that have been performance earned, but excluding other shares under the performance option that have not been performance earned and any other unearned performance based awards (except as may be set forth in any future grants awarded) (items (ii) through (v) hereinafter referred to as the “CIC Severance”). Receipt of the CIC Severance shall be conditioned in its entirety upon your execution of a Release, and your resignation from the Board. Your Release must be executed and become irrevocable within 60 days of your termination, and the severance payment equal to 12 months of your salary and target bonus, and if applicable, the lump-sum payment for your continued health benefits, shall be paid out in a lump sum on the first Business Day after the 60th day following your termination.
In addition to the foregoing benefits, you will be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. As an Executive Vice President of the Company, you are not eligible to participate in the Company’s Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of your manager.
Capitalized terms used herein not defined shall have the meanings ascribed to them in the attached Exhibit A hereto.
If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause. You agree that acceptance of this offer of employment does not trigger any rights or obligations of the Company as a result of or in connection with any pre-existing agreement of any kind with Enterasys (except for the equity grants which the Company will assume as previously stated in this letter) or any other prior employer.
You agree to terminate any other consulting or similar engagement you may now have.
In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.
This offer is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Gary Garber, VP of Talent and Culture.

This offer of employment, if not accepted, will expire in 5 business days.
All new employees receive a benefits package from the Talent and Culture Department. If you have any benefit related questions, please contact Janel Canepa 408-579-3355 or jcanepa@extremenetworks.com.
This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.
Chris, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Charles Berger
EXTREME NETWORKS, INC. Charles Berger CEO

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Christopher Crowell	11/1/2013
Christopher Crowell	Date

EXHIBIT A

For purposes of this offer, the following definitions will apply:

(i) “Accrued Compensation” means (i) any earned but unpaid base salary and earned but unused vacation or paid time off, (ii) the amount of any bonus earned and payable from a prior year which remains unpaid by the Company as of the date of the termination of service determined in accordance with customary practice, (iii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate, unless otherwise specifically provided herein and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with this Letter Agreement and any applicable Company policies and guidelines.

(ii) “Cause” means the occurrence of any of the following:
(1) your theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company and each present or future parent and subsidiary corporation or other business entity thereof (a “Company Group”);
(2) your material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group;
(3) your misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement;
(4) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, your improper use or disclosure of the confidential or proprietary information of a member of the Company Group);
(5) any intentional act by you which has a material detrimental effect on reputation or business of a member of the Company Group;
(6) your repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of such failure or inability;
(7) any material breach by you of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between you and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement or as provided herein; or
(8) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with a member of the Company Group, provided, however, that prior to any determination that “Cause” has occurred, the Board shall (i) provide to you written notice specifying the particular event or actions giving rise to such determination and (ii) provide you an opportunity to be heard within 15 days of such notice and (iii) provide you with a 15 days to cure such event or actions giving rise to a determination of “Cause”, if curable.

(iii) “Change in Control” means the occurrence of any of the following:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ” )), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;
(2) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;
(3) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or
(4) a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the CIC Plan).
(iv) “Disability” means your permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(v) “Good Reason” means the occurrence of any of the following conditions without your informed written consent:
(1) a material, adverse change in your position, duties, substantive functional responsibilities or reporting relationships, causing your position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent as measured by the position occupied by you immediately prior to such change, and in the event of a Change in Control, immediately prior to the Change in Control;
(2) a decrease in your base salary rate at the time of termination or a decrease in your target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation you earned);
(3) any failure by the Company Group to (i) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, or their equivalent, in which you were participating immediately prior to the change, or (ii) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company Group then held by you;
(4) the relocation of your work place for the Company Group to a location that increases the regular commute distance between your residence and work place by more than thirty (30) miles (one-way); or
(5) any material breach of this Letter Agreement or the CIC Plan by the Company or any entity in the Company Group with respect to any obligations owed or owing to you.
The existence of Good Reason shall not be affected by your temporary incapacity due to physical or mental illness not constituting a Disability. Your continued service for a period following the occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition. Notwithstanding the foregoing, an occurrence shall not qualify as an event constituting Good Reason unless (a) the Company receives, within ninety (90) days following the date on which you know, or with the exercise of reasonable diligence would know, of the occurrence of any of the events set forth in clauses (1) through (5) above, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period.